EXHIBIT 11

                         PEPSICO, INC. AND SUBSIDIARIES
                    Computation  of Net Income  Per Share of  Capital  Stock (in
                     millions except per share amounts, unaudited)

                                                  12 Weeks Ended      36 Weeks Ended
                                                 -----------------   -----------------
                                                  9/4/99    9/5/98    9/4/99    9/5/98
                                                 -------   -------   -------   -------
Shares outstanding at beginning of period...       1,467     1,476     1,471     1,502

Weighted average of shares issued during
the period for exercise of stock options....           3         3         8        15

Weighted average shares repurchased.........          (7)       (6)       (9)      (32)
                                                 -------   -------   -------   -------

Average shares outstanding - Basic..........       1,463     1,473     1,470     1,485

Effect of dilutive securities
  Dilutive shares contingently issuable
   upon the exercise of stock options.......         126       152       140       156

  Shares assumed to have been
   repurchased with assumed proceeds
   from the exercise of stock options.......         (97)     (114)     (108)     (115)
                                                 -------   -------   -------   -------

Average shares outstanding -
  Assuming dilution.........................       1,492     1,511     1,502     1,526
                                                 =======   =======   =======   =======

Net Income..................................      $  484    $  761    $1,560    $1,632
                                                 =======   =======   =======   =======

Net Income Per Share - Basic................      $ 0.33    $ 0.52    $ 1.06    $ 1.10
                                                 =======   =======   =======   =======

Net Income Per Share - Assuming dilution....      $ 0.32    $ 0.50    $ 1.04    $ 1.07
                                                 =======   =======   =======   =======

